Exhibit 10.50

Addendum to Offer of Employment

Ajay Bansal

April 03, 2003

Dear Ajay,

This letter is to inform you of an addendum to your Offer of Employment signed in February 2003, with Nektar Therapeutics.

In addition to all other terms and agreements provided in your signed Offer of Employment and to assist you with your relocation to the San Francisco Bay Area, Nektar agrees to pay to you the sum of $10,000.00 in relocation allowance.  This amount will be subject to payroll withholding and deductions.

Per the terms of the Nektar relocation policy supplied to you in your original Offer of Employment, in the event that you should voluntarily terminate your employment with Nektar or be terminated other than “without cause” by Nektar within one (1) year after this allowance has been paid to you, you agree to repay pro-rated relocation dollars. (Including all expenses and closing costs that were directly billed to Nektar).

All other terms and conditions of your Offer of Employment are and will remain in effect.

Sincerely,

/s/ Elizabeth G. Frisby

Elizabeth G. Frisby

VP, Human Resources

OFFER ACCEPTED:

/s/ Ajay Bansal	4/3/03
Ajay Bansal	Date